SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                        Date of Report: FEBRUARY 18, 2004



                             MEDIS TECHNOLOGIES LTD.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                      0-30391                    13-3669062
(State of incorporation)        (Commission File No.)           (IRS Employer
                                                             Identification No.)

                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 935-8484



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ITEM 9. REGULATION FD DISCLOSURE.

Based on assumptions Medis Technologies Ltd. (the "Company") has made concerning estimated component, manufacturing and distribution costs and sales prices, its preliminary estimates are that the disposable Power Pack being developed by the Company could be manufactured in commercial quantities of millions of units at a cost of approximately $4.00 per unit, and could be sold to the distributor for approximately $7.50 per unit so that it could bear a suggested retail price to the ultimate consumer of approximately $14.95 per unit.

Since the Company has not begun commercial production or distribution of these products, it can give no assurance that these assumptions and estimates will prove to be accurate if and when these products are commercially available.

Based upon the Company's discussions with cell phone service providers about levels of customer usage, as well as surveys and focus groups dealing both with cell phone and digital camera owners, the Company believes that heavy users of cell phones or digital cameras would purchase at least six disposable Power Packs a year, with lighter users purchasing fewer Power Packs.

If heavy users representing just one percent of the cell phone market worldwide or fifteen percent of the digital camera market worldwide (approximately 15,000,000 people in either case) purchased disposable Power Packs, and if the Company's expectations are correct as to usage levels, the Company, after deducting what it believes would be appropriate additional costs for overhead, marketing and advertising, would earn approximately $6.00 per share after taxes for every 15,000,000 of such users.

There is no assurance that the Company can achieve that level of sales for the cell phone, digital camera or any other markets or that it will achieve an earnings per share based upon these estimates.

This Report may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2004


                                          MEDIS TECHNOLOGIES LTD.



                                          By:  /s/ Richard K. Lifton
                                               -------------------------------
                                               Name:  Robert K. Lifton
                                               Title:  Chief Executive Officer